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                                                                     Exhibit 5.1
                                                                     -----------

                                  May 8, 2001

Lionbridge Technologies, Inc.
950 Winter Street
Waltham, Massachusetts  02451

     RE:  Registration Statement on Form S-4

Ladies and Gentlemen:

     This opinion relates to an aggregate of up to 3,027,287 shares (the "Shares") of common stock, par value $.01 per share, of Lionbridge Technologies, Inc. (the "Company"), which are issuable pursuant to the Agreement and Plan of Reorganization, dated as of March 8, 2001, as amended, by and among the Company, Diamond Acquisition Corp., a wholly owned subsidiary of the Company, and Data Dimensions, Inc. (the "Merger Agreement") and which are to be registered pursuant to a Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on April 9, 2001, as amended (the "Registration Statement").

     Based upon such investigation as we have deemed necessary, we are of the opinion that when the Shares to be issued by the Company pursuant to the Merger Agreement have been issued in accordance with the terms described in the Merger Agreement, such Shares will have been validly issued and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the related prospectus under the caption "Legal Matters."


                              Very truly yours,


                              /s/ TESTA, HURWITZ & THIBEAULT, LLP

                              TESTA, HURWITZ & THIBEAULT, LLP